                                                                     EXHIBIT 4.9

                                AMENDMENT NO. 5


     This AMENDMENT NO. 5 (this "Amendment") is dated as of March 15, 1995 and entered into by and among Borg-Warner Security Corporation, a Delaware corporation (the "Company"), the financial institutions listed on the signature pages hereof (the "Banks") and THE LONG-TERM CREDIT BANK OF JAPAN, LTD., as Agent for the Banks (the "Agent") and, for purposes of Section 7 hereof, the Credit Support Parties (as defined in Section 7 hereof) listed on the signature pages hereof, and is made with reference to that certain Credit Agreement dated as of January 27, 1993, as amended as of November 2, 1993, January 24, 1994, June 30, 1994 and December 14, 1994 (as so amended, the "Credit Agreement"), by and among the Company, the Banks and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.


                                    RECITALS

     WHEREAS, the Company and the Banks wish to make certain amendments with respect to the provisions regarding the extension of the Scheduled Commitment Termination Date, the financial covenants, certain other covenants, Letters of Credit containing provisions for the automatic increase of their Stated Amounts, and certain fees, subject to the terms and conditions set forth herein; and

     WHEREAS, the Company has requested that the Banks consent to an amendment of the Company Pledge Agreement;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.     NEXT EXTENSION DATE

     With regard to any extension of the Scheduled Commitment Termination Date from January 27, 1997, the next applicable Extension Date under Section 2.1.C of the Credit Agreement shall be September 30, 1995, and the Company may give an Extension Notice for such Extension Date by August 31, 1995.

SECTION 2.     AMENDMENTS

     Effective as of the Amendment Effective Date (as defined in Section 4 hereof), the Credit Agreement is hereby amended as follows:

     (a) Section 2.1.B (Participation Commitments) of the Credit Agreement is amended by replacing the phrase "its Percentage of the Stated Amount thereof" with the phrase "its Percentage of the Stated Amount thereof (and of any automatic increases in such Stated Amount provided for in such Letter of Credit)".

     (b) Section 2.1.C (Extension of Facility) of the Credit Agreement is amended by

               (1) replacing the phrase "not more than 90 days, but not less than 60 days," in the first sentence of paragraph (a) with the phrase "not less than 30 days", and

               (2) replacing the term "Stated Amount" in paragraph (f) with the phrase "Stated Amount (including any automatic increases thereof provided for in such Letter of Credit)".

     (c) Section 2.3.A (Issuance Request) of the Credit Agreement is amended so that the clause (a) thereof reads in its entirety as follows:

               "(a) be issued in a Stated Amount which, after giving effect to any automatic increases provided for in such Letter of Credit and when added to the then aggregate amount of LC Outstandings, does not exceed the then Total Commitment Amount; and"

     (d) Section 2.3.B (Issuance of Letters of Credit) of the Credit Agreement is amended by replacing the term "Stated Amount" in the last sentence thereof with the phrase "Stated Amount (and the amounts and timing of any automatic increases thereof provided for in such Letter of Credit)" and by adding the following sentence at the end thereof:

     "No Automatically Increasing Letter of Credit shall provide for any automatic increases in its Stated Amount after the first anniversary of its Issuance Date."

     (e) Section 2.3.F (Deemed Disbursements) of the Credit Agreement is amended by replacing the phrase in clause (a) thereof "that portion of the LC Outstandings attributable to the then aggregate amount which is undrawn and available under all then outstanding Letters of Credit" with the phrase "that portion of the LC Outstandings attributable to the then aggregate amount which is undrawn and available (or will be available upon the occurrence of an automatic increase in Stated Amount) under all then outstanding Letters of Credit".

     (f) Section 2.4.D [commitment fee] of the Credit Agreement is amended by deleting the phrase "of 0.375% per annum" and substituting therefor the phrase "determined as specified in Section 2.5 hereof".

     (g) Section 2.4 (Fees) of the Credit Agreement is further amended by replacing the period at the end of Section 2.4.E with a semicolon and adding the following Sections 2.4.F [extension fees], 2.4.G [Automatically Increasing Letter of Credit commitment fee] and 2.4.H [Refinancing Fees]:

          "F. for the account of each Bank that in its sole discretion consents to the extension of the Scheduled Commitment Termination Date to January 27, 1998, an extension fee in the amount of 0.20% of such Bank's Participation Commitment, such extension fee to be payable on September 30, 1995 (it being understood and agreed that in the event the Banks in their sole discretion consent to any further extensions of the Scheduled Commitment Termination Date, an extension fee mutually agreed to by the Banks and the Company shall be payable by the Company to the Agent for the account of the Banks in consideration of each such further extension); and

          "G. with respect to each Automatically Increasing Letter of Credit, for the account of each Bank an Automatically Increasing Letter of Credit commitment fee (in addition to the commitment fee referred to in Section 2.4.D) of 0.625% per annum on the aggregate amount of prospective automatic increases in the Stated Amount of such Automatically Increasing Letter of Credit provided for in such Automatically Increasing Letter of Credit; and

          "H. in the event that the Company has not obtained a commitment letter for the New Receivables Facility by July 1, 1995, the terms and conditions of which are satisfactory to the Required Banks, then for the account of each Bank a fee equal to .50% of such Bank's Commitment."

     (h) Section 2.5 of the Credit Agreement is amended to read in its entirety as follows:

     "SECTION 2.5  Letter of Credit Fee Rates; Commitment Fee Rates.

          The letter of credit fee rate and the commitment fee rate for any fiscal quarter shall be equal to the rate per annum set forth opposite the Company's Adjusted Interest Coverage Ratio for the twelve-month period immediately preceding the fiscal quarter for which the determination is being made.

     Adjusted Interest             Letter of           Commitment
      Coverage Ratio            Credit Fee Rate         Fee Rate
     -----------------          ---------------        ----------
     Less than 2.25:1.00             2.25%               0.50%

     Less than 2.75:1.00             2.00%               0.50%
     but greater than or
     equal to 2.25:1.00

     Less than 4.00:1.00             1.75%               0.375%
     but greater than or
     equal to 2.75:1.00

     Equal to or greater than        1.50%               0.375%
     4.00:1.00 but less than
     4.50:1.00

     Equal to or greater than        1.25%               0.375%
     4.50:1.00

          Upon delivery of the Compliance Certificate pursuant to Section 5.1(iv) of the Credit Agreement, the letter of credit fee rate and the commitment fee rate shall automatically be adjusted in accordance with the Adjusted Interest Coverage Ratio for the 12-month period immediately preceding the fiscal quarter for which the determination is being made as set forth in such Compliance Certificate and the table set forth above, such adjustment to be retroactive to the first day of the fiscal quarter during which such Compliance Certificate is delivered; provided that any payment made with respect to a Letter of Credit on other than a Quarterly Payment Date shall not be adjusted. For purposes of the Quarterly Payment Date that is the last Business Day of February, at least 15 days prior to such Quarterly Payment Date, the Company shall deliver to the Agent a good faith estimate of the Adjusted Interest Coverage Ratio for the 12-month period ending on the last day of the Company's fourth fiscal quarter, which estimate shall be used to determine the letter of credit fee rate and the commitment fee rate. Upon delivery of the Compliance Certificate for such period, appropriate adjustment of the letter of credit fee rate, the commitment fee rate and amounts paid shall be made. If the Company fails to deliver a Compliance Certificate which sets forth the information necessary to determine the Adjusted Interest Coverage Ratio during any fiscal quarter, the letter of credit fee rate during the fiscal quarter for which such Compliance Certificate was not delivered shall automatically be adjusted to 2.25% per annum and the commitment fee rate during such fiscal quarter shall automatically be adjusted to 0.50% per annum. In the event that the Company has not obtained a commitment letter for the New Receivables Facility by August 15, 1995 from a financial institution which is, and the terms and conditions of which are, satisfactory to the Required Banks, then each of the percentages set forth above for the Letter of Credit Fee Rate shall increase by an additional 0.25%. In the event that the New Receivables Facility has not been executed and delivered by the Company and the other parties thereto by September 15, 1995, each of the percentages set forth above for the Letter of Credit Fee Rate, as such percentages may have been adjusted by operation of the preceding sentence, shall increase by an additional 0.25%. In the event that the Company has refinanced its existing receivables facility with Enterprise Funding Corporation with the proceeds of the New Receivables Facility on or prior to September 30, 1995, commencing as of the date of such refinancing, the rate increases provided for in the foregoing two sentences shall be terminated and of no further force or effect."

     (i) Section 5.10.A (BW-Other Corporation) of the Credit Agreement is amended by deleting the two provisos contained in the first sentence thereof and by substituting the following therefor: "provided that prior to the effective date of Amendment No. 5 dated as of March 15, 1995 to this Agreement, the Company may pay such amounts as have been disclosed in writing to the Agent as of such effective date and thereafter the Company may pay the Centaur Settlement Amount."

     (j)  Section 6.1 (Indebtedness) of the Credit Agreement is amended by:

               (1) deleting subclause (y) from clause (iii) thereof in its entirety and by substituting the following therefor: "(y) notwithstanding the foregoing, in connection with any refinancing of the Senior Notes, the Company may issue up to $140,000,000 principal amount of such refinancing Indebtedness;";

               (2) adding immediately after the phrase "of which" in the fourth line of clause (vii) thereof the following: ", and any modifications, amendments or supplements thereto,";

               (3) deleting the phrase "clauses (i)-(vii)" from clause (viii) thereof and by substituting "clauses (i)-(vii) and clause (x)" therefor;

               (4) deleting the phrase "clauses (i)-(viii)" from clause (ix) thereof and by substituting "clauses (i)-(viii) and clause (x)" therefor and by deleting the period at the end of such clause (ix) and by substituting "; and" therefor; and

               (5) adding a new clause (x) at the end of such Section 6.1 as follows:

               "(x) Wells Fargo Alarm Services, Inc., BW-Canada Alarm (Wells Fargo) Corporation, and their respective wholly owned subsidiaries may become and remain liable with respect to an off-balance sheet facility providing for the purchase of receivables, contracts, leases and related equipment from such entities, the terms and conditions of which facility, and any modifications, amendments or supplements thereto, shall be satisfactory in form and substance to the Required Banks."

     (k)  Section 6.2 (Liens) of the Credit Agreement is amended by:

               (1) deleting the phrase "Additional Senior Indebtedness from clause (ii) thereof and by substituting the following therefor:
          "Additional Senior Indebtedness, including the holders of Indebtedness refinancing the Senior Notes in accordance with Section 6.1(iii)," and

               (2) deleting the period at the end of clause (vii) thereof and by substituting "; and" therefor and by adding a new clause (viii) after clause (vii) thereof as follows:

               "(viii) Liens in favor of the purchaser of receivables, contracts, leases and related equipment from Wells Fargo Alarm Services, Inc., BW-Canada Alarm (Wells Fargo) Corporation, and their respective subsidiaries, which Liens are filed with respect to such receivables, contracts, leases and related equipment in connection with the off-balance sheet facility permitted under
               Section 6.1(x)."

     (l) Section 6.3 (Investments) of the Credit Agreement is amended by adding the following at the end of clause (iii) thereof: "and Wells Fargo Alarm Services, Inc. and BW-Canada Alarm (Wells Fargo) Corporation may make and own Investments approved by the Required Banks in financing subsidiaries established for the purpose of purchasing and selling receivables, contracts, leases and related equipment in connection with the off-balance sheet facility permitted pursuant to Section 6.1(x)".

     (m) Section 6.6.A (Interest Coverage Ratio) of the Credit Agreement is amended by deleting such Section in its entirety and by substituting the following therefor:

          "A. Interest Coverage Ratio. The Company will not permit the ratio (the "Interest Coverage Ratio") of (i) Consolidated EBITDA minus the sum of
     (x) Consolidated Capital Expenditures plus (y) an amount equal to Alarm Installation Costs originated during the period for which the determination is being made which are treated as sales-type leases and which have not been sold in connection with the off-balance sheet facility permitted pursuant to Section 6.1(x) hereof to (ii) Consolidated Interest Expense as of the last day of each of the fiscal quarters shown below for the four consecutive preceding fiscal quarters ended on such date, to be less than the correlative ratio indicated below:

                                       Minimum Interest
     "Period                            Coverage Ratio
      ------                           ----------------
     "Fiscal year ending 1994
      -----------------------

     Fourth fiscal quarter                1.60:1.00

     Fiscal year ending 1995
     -----------------------

     First fiscal quarter                 1.30:1.00
     Second fiscal quarter                1.30:1.00
     Third fiscal quarter                 1.35:1.00
     Fourth fiscal quarter                1.50:1.00

     Fiscal year ending 1996
     -----------------------

     First fiscal quarter                 1.50:1.00
     Second fiscal quarter                1.55:1.00
     Third fiscal quarter                 1.60:1.00
     Fourth fiscal quarter                1.75:1.00

     Fiscal year ending 1997
     -----------------------
     First fiscal quarter                 1.75:1.00
     Second fiscal quarter                1.80:1.00
     Third fiscal quarter                 1.85:1.00
     Fourth fiscal quarter                2.00:1.00

     Fiscal year ending 1998
     -----------------------

     First fiscal quarter                 2.00:1.00
     Second fiscal quarter                2.05:1.00
     Third fiscal quarter                 2.10:1.00
     Fourth fiscal quarter                2.25:1.00

     Fiscal year ending 1999
     -----------------------

     First fiscal quarter                 2.35:1.00
     Second fiscal quarter                2.50:1.00

     provided however that for each fiscal quarter in which a Centaur Settlement Amount is paid by the Company and for the immediately succeeding three fiscal quarters, in calculating Consolidated Interest Expense for each such fiscal quarter, the Company may exclude the Centaur Interest Amount for such Centaur Settlement Amount for each such fiscal quarter."

     (n) Section 6.6.B (Leverage Ratio) of the Credit Agreement is amended by deleting the table set forth therein for the fiscal years ending 1994 through 1999 and substituting the following therefor:

                                           Maximum
     "Period                           Leverage Ratio
      ------                           --------------

     Fiscal year ending 1994
     -----------------------

     Fourth fiscal quarter                3.35:1.00

     Fiscal year ending 1995
     -----------------------

     First fiscal quarter                 3.65:1.00
     Second fiscal quarter                3.65:1.00
     Third fiscal quarter                 3.60:1.00
     Fourth fiscal quarter                3.35:1.00

     Fiscal year ending 1996
     -----------------------

     First fiscal quarter                 3.35:1.00
     Second fiscal quarter                3.20:1.00
     Third fiscal quarter                 3.00:1.00
     Fourth fiscal quarter                2.90:1.00

     Fiscal year ending 1997
     -----------------------
     First fiscal quarter                 2.90:1.00
     Second fiscal quarter                2.80:1.00
     Third fiscal quarter                 2.65:1.00
     Fourth fiscal quarter                2.50:1.00

     Fiscal year ending 1998
     -----------------------

     First fiscal quarter                 2.45:1.00
     Second fiscal quarter                2.35:1.00
     Third fiscal quarter                 2.25:1.00
     Fourth fiscal quarter                2.15:1.00

     Fiscal year ending 1999
     -----------------------

     First fiscal quarter                 2.00:1.00
     Second fiscal quarter                1.80:1.00

     provided however that for each fiscal quarter in which a Centaur Settlement Amount is paid by the Company and for the immediately succeeding three fiscal quarters, in calculating the amount of Funded Debt for each such fiscal quarter, the Company may exclude such Centaur Settlement Amount for each such fiscal quarter."

     (o) Section 6.6.C (Consolidated Net Worth) of the Credit Agreement is amended by deleting the table set forth therein for the fiscal years ending 1994 through 1999 and substituting the following therefor:

                                       Minimum Consolidated
     "Period                                 Net Worth
      ------                           --------------------

     Fiscal year ending 1994
     -----------------------

     Fourth fiscal quarter              $ 55,000,000

     Fiscal year ending 1995
     -----------------------

     First fiscal quarter                 50,000,000
     Second fiscal quarter                50,000,000
     Third fiscal quarter                 55,000,000
     Fourth fiscal quarter                60,000,000

     Fiscal year ending 1996
     -----------------------

     First fiscal quarter                 60,000,000
     Second fiscal quarter                65,000,000
     Third fiscal quarter                 70,000,000
     Fourth fiscal quarter                85,000,000

     Fiscal year ending 1997
     -----------------------
     First fiscal quarter                  87,500,000
     Second fiscal quarter                 90,000,000
     Third fiscal quarter                  95,000,000
     Fourth fiscal quarter                105,000,000

     Fiscal year ending 1998
     -----------------------

     First fiscal quarter                 110,000,000
     Second fiscal quarter                120,000,000
     Third fiscal quarter                 125,000,000
     Fourth fiscal quarter                130,000,000

     Fiscal year ending 1999
     -----------------------

     First fiscal quarter                 145,000,000
     Second fiscal quarter                160,000,000

     provided however that in calculating Consolidated Net Worth, the Company shall exclude the effect of any gain related to taking into Consolidated Net Income any reserves previously established to pay Centaur Settlement Amounts."

     (p) Section 6.6.D (Consolidated EBITDA) of the Credit Agreement is amended by deleting the table set forth therein for the fiscal years ending 1994 through 1999 and substituting the following therefor:

                                       Minimum Consolidated
     "Period                                 EBITDA
      ------                           --------------------

     Fiscal year ending 1994
     -----------------------

     Fourth fiscal quarter                $145,000,000

     Fiscal year ending 1995
     -----------------------

     First fiscal quarter                  130,000,000
     Second fiscal quarter                 130,000,000
     Third fiscal quarter                  132,500,000
     Fourth fiscal quarter                 140,000,000

     Fiscal year ending 1996
     -----------------------

     First fiscal quarter                  140,000,000
     Second fiscal quarter                 150,000,000
     Third fiscal quarter                  160,000,000
     Fourth fiscal quarter                 160,000,000

     Fiscal year ending 1997
     -----------------------
     First fiscal quarter                  162,500,000
     Second fiscal quarter                 165,000,000
     Third fiscal quarter                  167,500,000
     Fourth fiscal quarter                 170,000,000

     Fiscal year ending 1998
     -----------------------

     First fiscal quarter                  172,500,000
     Second fiscal quarter                 175,000,000
     Third fiscal quarter                  177,500,000
     Fourth fiscal quarter                 180,000,000

     Fiscal year ending 1999
     -----------------------

     First fiscal quarter                  185,000,000
     Second fiscal quarter                 190,000,000"

     (q) Section 6.6.E (Consolidated Capital Expenditures) of the Credit Agreement is amended by:

          (1) deleting the text thereof up to but not including the proviso set forth therein and substituting the following therefor:

               "E. Consolidated Capital Expenditures. The Company and its Subsidiaries shall not permit the sum of (i) Consolidated Capital Expenditures plus (ii) an amount equal to 75% of the Alarm Installation Costs originated in such fiscal year which are sold in connection with the off-balance sheet facility permitted pursuant to
          Section 6.1(x) plus (iii) an amount equal to 100% of the Alarm Installation Costs originated in such fiscal year which are treated as sales-type leases which are not sold in connection with the off-balance sheet facility permitted pursuant to Section 6.1(x) to exceed in any fiscal year the amount set forth below for such fiscal year (the "Capital Expenditure Amount"):


               Period                  Capital Expenditure Amount
               ------                  --------------------------
          Fiscal year ending 1993                $70,000,000
          Fiscal year ending 1994                $75,000,000
          Fiscal year ending 1995                $55,000,000
          Fiscal year ending 1996                $60,000,000
          Fiscal year ending 1997                $60,000,000
          Fiscal year ending 1998                $60,000,000
          Fiscal year ending 1999                $60,000,000

          ; provided that for fiscal years commencing on and after January 1, 1996, if the Company's Adjusted Interest Coverage Ratio for such fiscal year is greater than 2.90:1.00 as of December 31, 1995, or as of the last day of any fiscal year thereafter, the Capital Expenditure Amount for the immediately succeeding fiscal year, and for each fiscal year thereafter, shall be increased to $75,000,000; and"

          (2) adding the following sentence at the end of Section 6.6.E of the Credit Agreement: "Notwithstanding the foregoing, in no event shall the Capital Expenditure Amount for the fiscal year ending December 31, 1995, be increased by any Unutilized Amount from the fiscal year ending December 31, 1994."

     (r) Section 6.7 (Restriction on Fundamental Changes) of the Credit Agreement is amended by deleting clause (iv) thereof in its entirety and substituting the following therefor:

          "(iv) the Company and its Consolidated Subsidiaries may acquire all or substantially all the business, property, fixed assets of, or stock or other evidence of beneficial ownership of, any Person engaged in businesses substantially similar to those conducted by the Company and its Consolidated Subsidiaries (such asset or stock acquisitions being herein collectively referred to as "Acquisitions"); provided that the purchase price (including all assumed liabilities) paid with respect to Acquisitions made on or after the effective date of Amendment No. 5 dated as of March 15, 1995 hereto (A) does not exceed $25,000,000 in the aggregate for all such Acquisitions or (B) in the event that (x) no Default or Unmatured Default has occurred and is continuing, (y) the ratio of the Company's Funded Debt to Consolidated EBITDA for the immediately preceding four consecutive fiscal quarters is not greater than 2.50 to 1.00 and (z) the Company's Adjusted Interest Coverage Ratio for the immediately preceding four consecutive fiscal quarters is not less than 3.00 to 1.00 (in determining compliance with clauses (y) and (z) hereof, such calculations shall be made on a pro forma basis for the period of calculation after giving effect to the occurrence of the Acquisition on the first day of the relevant calculation period and after giving effect to all Indebtedness, including any assumed liabilities, incurred in connection therewith and calculating interest on any such Indebtedness at a fixed rate equal to the rate (whether fixed or floating) which such Indebtedness would bear on the date of determination), does not exceed $50,000,000 in the aggregate for all such Acquisitions; provided however in the event that thereafter the Company no longer meets the conditions set forth in clauses (y) and (z), the Company shall again be required to comply with the foregoing clause (A) of this Section 6.7(iv); provided that no Default or Unmatured Default shall occur under this Agreement if the aggregate Acquisitions then exceed $25,000,000 if such Acquisitions, at the time made, were permitted under this Agreement; provided further that to the extent that the Company pays all or a portion of the purchase price for an Acquisition through the issuance of shares of Common Stock, the value of the shares of such Common Stock shall be deducted from the calculation of the purchase price payable by the Company or its Consolidated Subsidiaries for such Acquisition for purposes of determining compliance with this
     Section 6.7(iv); and provided further that any such Person so acquired that constitutes a Material Subsidiary shall execute counterparts of the Borg-Warner Subsidiary Guaranty and the Borg-Warner Subsidiary Pledge Agreement as provided in Section 5.11; and"


     (s) Section 6.9 (Sale or Discount of Receivables) of the Credit Agreement is amended to read in its entirety as follows:

          "SECTION 6.9. Sale or Discount of Receivables. The Company will not, and will not permit any of its Consolidated Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, notes, accounts receivable, contracts, leases or other receivables, other than pursuant to the off-balance sheet facilities permitted under Sections 6.1(vii) and 6.1(x)."


     (t) Article VII (Defaults) of the Credit Agreement is further amended so that clause (i)(b) of the first paragraph following Section 7.14 of the Credit Agreement is replaced with the following: "(b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented or be entitled to present, the drafts and other documents required to draw under such Letter of Credit and including the amount of any automatic increases in Stated Amounts of Automatically Increasing Letters of Credit which have not yet occurred)".

     (u) Annex I (Defined Terms) to the Credit Agreement is amended so that the following definitions of "Alarm Installation Costs", "Automatically Increasing Letter of Credit", "Centaur Interest Amount", "Centaur Settlement Amount", and "New Receivables Facility" are inserted in the appropriate alphabetical positions, and the definitions of "BW-Other

Corporation", "Contingent Liability", "Extension Date" and "LC Outstandings" are restated to read in their entirety as follows:

          ""Alarm Installation Costs" means the costs allocated to a subscriber installation in connection with the original installation of an alarm system, including without limitation all charges for materials and for the labor associated with such installation."

          ""Automatically Increasing Letter of Credit" means a Letter of Credit which provides for automatic increase or increases in the Stated Amount of such Letter of Credit."

          ""BW-Other Corporation" means the direct and indirect subsidiaries of BW-Other Corporation, a Delaware corporation, prior to its liquidation into the Company, including without limitation Borg-Warner Equities Corporation, Borg-Warner Equities Corporation of California, Borg-Warner Equities Corporation of Monterey, Inc., NAL II, Ltd., Borg-Warner Insurance Holding Corporation and Centaur Insurance Company."

          ""Centaur Interest Amount" means, for each period for which the determination is being made and for each Centaur Settlement Amount for which such calculation is being made, an amount equal to the interest expense attributable to such Centaur Settlement Amount for such period, commencing from the date of payment of such Centaur Settlement Amount for the first such period, which amount shall be calculated by utilizing the "Prime Rate" (as defined in the BT Credit Agreement) then in effect for loans under the BT Credit Agreement (without reference to the "Prime Rate Margin" as defined therein)."

          ""Centaur Settlement Amount" means all amounts paid or contributed by the Company to Centaur Insurance Company ("Centaur") or directly or indirectly paid by the Company on behalf of Centaur, in each case on or after the effective date of Amendment No. 5 dated as of March 15, 1995 to this Agreement for the purpose of settling litigation pending against Centaur or against the Company but relating to Centaur or of paying the costs and expenses associated with such litigation, provided that the aggregate amount of all such payments does not exceed the amount disclosed in writing by the Company to the Agent and approved by the Agent as of the effective date of Amendment No. 5 dated as of March 15, 1995 to this Agreement."

          ""Contingent Liability" means the undrawn outstanding portion of the Stated Amount of a Letter of Credit and, in the case of an Automatically Increasing Letter of Credit, any automatic increases in such Stated Amount provided for in such Letter of Credit which have not yet occurred."

          ""Extension Date" means September 30, 1995 and March 15 of each subsequent year, beginning with March 15, 1996."

          ""LC Outstandings" means, on any date, the sum of (i) the maximum aggregate liability of the Issuers under outstanding Letters of Credit (determined as if all automatic increases provided for in Automatically Increasing Letters of Credit have occurred whether or not they have), and
     (ii) the aggregate amount of drawings under Letters of Credit for which the Issuers and the Banks have not been reimbursed by the Company on that date."

          ""New Receivables Facility" means an off-balance sheet receivables financing facility in the amount of not less than $100,000,000, the terms and conditions of which are satisfactory to the Required Banks, which facility shall be provided by a financial institution satisfactory to the Required Banks, to replace the Company's existing off-balance sheet receivables financing facility with Enterprise Funding Corporation."

     (v) The definition of "Asset Sale" contained in Annex I (Defined Terms) to the Credit Agreement is amended by deleting clause (B) therefrom in its entirety and replacing it with the following: "(B) the sale or discount of notes, accounts receivable, contracts, leases or other receivables to the extent sold or discounted in connection with the off-balance sheet facilities permitted by
Section 6.1(vii) and (x) and, in the case of the off-balance sheet facility permitted by Section 6.1(x), the sale of related equipment."

     (w) Exhibit E (Form of Compliance Certificate) to the Credit Agreement is amended to read in its entirety in the form of Annex A hereto.

SECTION 3.     CONSENTS.

     (a) Each Bank executing this Amendment hereby consents to the amendment of the Company Pledge Agreement by a First Amendment to Pledge Agreement substantially in the form annexed hereto as Annex B and each such Bank hereby authorizes the Collateral Agent, upon request of the Company and on such Bank's behalf, to execute and deliver such First Amendment to Pledge Agreement.

     (b) Each Bank executing this Amendment hereby consents to the amendment of the Intercreditor Agreement by a First Amendment to Intercreditor Agreement substantially in the form annexed hereto as Annex C and each such Bank hereby authorizes the Collateral Agent, upon request of the Company and on such Bank's behalf, to execute and deliver such First Amendment to Intercreditor Agreement.

SECTION 4.     CONDITIONS TO EFFECTIVENESS

     Section 2 of this Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (upon such satisfaction, the "Amendment Effective Date") prior to March 24, 1995:

     (a) On or before the Amendment Effective Date, the Company shall deliver to the Banks (or to the Agent with sufficient originally executed copies, where appropriate, for each Bank and its counsel) the following, each, unless otherwise noted, dated the Amendment Effective Date:

          (1) Resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Amendment and of the Credit Agreement as amended by this Amendment, certified as of the Amendment Effective Date by its secretary or assistant secretary as being in full force and effect without modification or amendment;

          (2) Signature and incumbency certificates of its officers executing this Amendment;

          (3) Executed copies of this Amendment;

          (4) An opinion of counsel to the Company as to the Amendment in form and substance satisfactory to the Agent and the Banks; and

          (5) A letter from a responsible officer of the Company with respect to past and anticipated Centaur Settlement Amounts which letter shall have been approved by the Agent.

     (b) On or before the Amendment Effective Date, each of the Borg-Warner Guarantor Subsidiaries shall deliver to the Banks (or to the Agent with sufficient originally executed copies, where appropriate, for each Bank and its counsel) the following, each, unless otherwise noted, dated the Amendment Effective Date:

          (i) Signature and incumbency certificates of its officers executing this Amendment; and

          (ii) Executed copies of this Amendment.

     (c) On or before the Amendment Effective Date, each Bank executing this Amendment shall have received an amendment fee in the amount equal to such Bank's Commitment multiplied by 0.30% and the Agent shall have received an Agent's amendment fee in an amount previously agreed to by the Company and the Agent.

     (d) On or before the Amendment Effective Date, the Required Banks shall have delivered to the Agent originally executed copies of this Amendment.

     (e) On or before the Amendment Effective Date, corresponding consents and amendments shall have been made to the BT Credit Agreement and such BT Credit Agreement, as so amended, shall have become effective.

     (f) On or before the Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Agent, acting on behalf of the Banks, and its counsel shall be satisfactory in form and substance to the Agent and such counsel, and the Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Agent may reasonably request.

SECTION 5.     COMPANY'S REPRESENTATIONS AND WARRANTIES

     In order to induce the Agent and the Banks to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Company represents and warrants to the Agent and each Bank that the following statements are true, correct and complete:

     (a) Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the "Amended Agreement").

     (b) Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of the Company.

     (c) No Conflict. The execution and delivery by the Company of this Amendment and the performance by the Company of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to the Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on the Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent on behalf of the Banks), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries.

     (d) Governmental Consents. The execution and delivery by the Company of this Amendment and the performance by the Company of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

     (e) Binding Obligation. This Amendment and the Amended Agreement have been duly executed and delivered by the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

     (f) Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Article IV of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Fifth Amendment Effective Date to the same extent as through made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

     (g) Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default.

SECTION 6.     MISCELLANEOUS

     (a)  Reference to and Effect on the Credit Agreement and the other Credit
          --------------------------------------------------------------------
Documents.
---------

          (1) On and after the Amendment Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to the "Credit Agreement",

     "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

          (2) Except as specifically amended by this Amendment, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

          (3) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or any Bank under, the Credit Agreement or any of the other Credit Documents.

     (b) Fees and Expenses. The Company acknowledges that all costs, fees and expenses as described in Section 9.9 of the Credit Agreement incurred by the Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of the Company.

     (c) Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

     (d) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

     (e) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

SECTION 7.     ACKNOWLEDGEMENT AND CONSENT

          Each of the Borg-Warner Guarantor Subsidiaries is a party to the Borg-Warner Subsidiary Guaranty, as amended, pursuant to which each such Borg-Warner Guarantor Subsidiary has guarantied the Obligations. The Borg-Warner Guarantor Subsidiaries are collectively referred to herein as the "Credit Support Parties" and the Borg-Warner Subsidiary Guaranty is referred to herein as the "Credit Support Documents".

          Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to the terms hereof. Each Credit Support Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all "Obligations", "Guarantied Obligations" and "Secured Obligations", as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such "Obligations", "Guarantied Obligations" or "Secured Obligations", as the case may be, in respect of the Obligations of the Company now or hereafter existing under or in respect of the Credit Agreement.

          Each Credit Support Party acknowledges and agrees that any of the Credit Support Documents to which it is party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Credit Support Party represents and warrants that all representations and warranties contained in the Credit Agreement and the Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

          Each Credit Support Party acknowledges and agrees that (i) such Credit Support Party is not required by the terms of the Credit Agreement or any other Credit Document to consent to the amendments of the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Credit Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Credit Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                              BORG-WARNER SECURITY CORPORATION


                              By:_____________________________
                              Title:__________________________

                              WELLS FARGO ALARM SERVICES, INC.
                              (for purposes of Section 7 only)
                              as a Credit Support Party


                              By:_____________________________
                              Title:__________________________

                              WELLS FARGO ARMORED SERVICE
                              CORPORATION
                              (for purposes of Section 7 only)
                              as a Credit Support Party


                              By:_____________________________
                              Title:__________________________

                              BW-CANADIAN GUARD CORPORATION
                              (for purposes of Section 7 only)
                              as a Credit Support Party


                              By:_____________________________
                              Title:__________________________

                              BORG-WARNER PROTECTIVE SERVICES
                              CORPORATION
                              (for purposes of Section 7 only)
                              as a Credit Support Party


                              By:_____________________________
                              Title:__________________________

                              PONY EXPRESS COURIER CORP.
                              (for purposes of Section 7 only)
                              as a Credit Support Party


                              By:_____________________________
                              Title:__________________________

                              THE LONG-TERM CREDIT BANK OF
                              JAPAN, LTD., individually as
                              a Bank and as Agent


                              By:_____________________________
                              Title:__________________________

                              CAISSE NATIONALE DE CREDIT AGRICOLE


                              By:_____________________________
                              Title:__________________________

                              THE SUMITOMO BANK LIMITED, CHICAGO BRANCH


                              By:_____________________________
                              Title:__________________________

                              U.S. NATIONAL BANK OF OREGON


                              By:_____________________________
                              Title:__________________________

                              BANK OF HAWAII


                              By:_____________________________
                              Title:__________________________


                              THE FUJI BANK, LIMITED


                              By:_____________________________
                              Title:__________________________

                              BANK OF NEW YORK


                              By:_____________________________
                              Title:__________________________

                              THE TORONTO-DOMINION BANK


                              By:_____________________________
                              Title:__________________________